Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 24, 2012		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales and Earnings Up on Stronger Domestic Sales

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has announced results for its first quarter ending September 30, 2012.

Sales for the first quarter were $8,914,862 compared to $8,754,785 for the same period one year ago, a 2% increase. Net income grew by 30% to $366,153, compared to $280,597 for the first quarter last year. Diluted earnings per share for the quarter were $0.05 compared with $0.04 in the same period one year ago.

"Sales to U.S. domestic retailers continued to increase in the quarter due to new customers added late in our fiscal year ended June 30, 2012," Michael J. Koss, President and CEO, told employees here today. "Our European sales continue to be soft based upon the challenging economy there."

The Company will pay a dividend of $0.06 cents per share on December 28, 2012, to shareholders of record on December 14, 2012.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 30
	2012	2011
Net sales	$8,914,862	$8,754,785
Cost of goods sold	5,663,690	5,426,543
Gross profit	3,251,172	3,328,242
Operating Expenses:
Selling, general and administrative expenses	3,018,751	2,885,187
Unauthorized transaction related costs and (recoveries), net	(382,727)	(50,414)
Total Operating Expenses	2,636,024	2,834,773
Income from operations	615,148	493,469
Other Income (Expense):
Interest income	10	—
Interest expense	(29,309)	(40,526)
Total Other Income (Expense), net	(29,299)	(40,526)
Income before income tax provision	585,849	452,943
Income tax provision	219,696	172,346
Net income	$366,153	$280,597
Income per common share:
Basic	$0.05	$0.04
Diluted	$0.05	$0.04
Dividends declared per common share	$0.06	$0.06

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